Exhibit 99.1

News Release

For Further Information Call:

Walter A. Shephard

Vice President Finance, CFO, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES FISCAL 2006 Q4 AND FULL YEAR EARNINGS

--- RECORD ANNUAL ORDERS, SALES, AND EARNINGS ---

MIDDLEFIELD, CT, AUGUST 17, 2006 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales were $47.2 million and net earnings were $4.5 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2006. As compared with the same period in fiscal 2005, net sales increased by $2.5 million and net earnings increased by $1.1 million, or $0.05 per diluted share. Earnings per diluted share for the quarter were favorably impacted by the Company’s high sales volume and improved margins, and by the recognition of a tax benefit related to prior year foreign trading income of $0.03 per diluted share.

For fiscal 2006, the Company recorded net sales of $168.1 million and net earnings of $14.5 million, or $0.79 per diluted share, as compared with fiscal 2005 net sales of $141.3 million and net earnings of $9.0 million, or $0.50 per diluted share. Earnings per diluted share for fiscal 2006 were positively impacted by the recognition of a tax benefit related to prior year foreign trading income of $0.07 per diluted share.

Bruce Robinson, ZYGO’s Chairman and CEO stated, “Fiscal 2006 was an outstanding year for the Company. Our fourth quarter continued the strong performance that we showed in the first nine months. We are extremely pleased with our financial results, including Company records for orders, sales, and earnings, with all three of our business units making significant contributions to our success this year.”

Orders for the fourth quarter of fiscal 2006 were $48.6 million resulting in a positive book-to-bill. Orders from the Company’s semiconductor segment accounted for 64% of the orders received, with the industrial segment accounting for the remaining 36%. For the full year, orders were $182.3 million, an increase of 19% over fiscal 2005.

“Fiscal 2006 was a year in which we made significant progress in the implementation of our strategic plan. We have shipped systems for in-line use in manufacturing, demonstrating our ability to move from our traditional lab environment to the production floor. This is expected to increase revenues and margins over time,” Mr. Robinson continued.

Highlights during the year included:

•	Designed, developed, and shipped for qualification our first front end semiconductor process metrology tool.
•

Flat panel orders for the year totaled $16.1 million reflecting increased demand for both our color filter and thin film technology tools, which provided for a strong backlog at year-end and a springboard for expected increased revenues in fiscal 2007.

•	Lithography orders throughout the year remained robust as our two main customers continued to be successful in this segment of the business.
•	Our Optical Systems Group received an initial order for its Helmet Mounted Display unit, with the expectation that shipments will commence in the second half of fiscal 2007.
•	Our Laser Fusion Group received its third major contract.
•	Gross profit and operating profit margins, as a percentage of sales, continued to show year over year improvement for the third year in a row.
•	The Company’s balance sheet continues to be a source of strength, with cash and marketable securities of $65.5 million at year-end.

Mr. Robinson concluded, “ZYGO will continue the transformation of the Company that began three years ago. Fiscal 2007 will be a challenging year for us. However, with the combination of our new initiatives along with our core products, and the efforts and dedication of our employees, we expect that ZYGO will continue to grow in fiscal 2007.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the fourth quarter of fiscal 2006 will be held at 6 PM Eastern Standard Time on August 17, 2006 and can be accessed by dialing 800-732-8451. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K, as amended, for the fiscal year ended June 30, 2005.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net sales
Products	$41,897	$38,714	$148,123	$125,732
Development services	5,254	6,003	20,014	15,617
	47,151	44,717	168,137	141,349
Cost of goods sold
Products	24,541	23,942	88,119	76,921
Development services	3,631	4,372	14,247	11,138
	28,172	28,314	102,366	88,059
Gross profit	18,979	16,403	65,771	53,290

Selling, general, and administrative expenses	8,616	8,025	31,125	24,905
Research, development, and engineering expenses	4,994	2,688	15,901	13,377
Operating profit	5,369	5,690	18,745	15,008

Other income
Interest income	617	342	2,119	885
Miscellaneous income (expense), net	93	(130)	262	(98)
Total other income	710	212	2,381	787
Earnings from continuing operations
before income taxes and minority interest	6,079	5,902	21,126	15,795

Income tax expense	(1,386)	(2,406)	(5,849)	(5,694)
Minority interest	(178)	(78)	(792)	(751)
Earnings from continuing operations	4,515	3,418	14,485	9,350

Discontinued TeraOptix operations, net of tax	—	(32)	—	(242)
Charges and adjustments on the disposal of
TeraOptix, net of tax	—	(17)	—	(124)
Loss from discontinued operations	—	(49)	—	(366)
Net earnings	$4,515	$3,369	$14,485	$8,984

Basic - Earnings per share:
Continuing operations	$0.25	$0.19	$0.80	$0.52
Discontinued operations	—	(0.01)	—	(0.02)
Net earnings	$0.25	$0.18	$0.80	$0.50

Diluted - Earnings per share:
Continuing operations	$0.24	$0.19	$0.79	$0.52
Discontinued operations	—	—	—	(0.02)
Net earnings	$0.24	$0.19	$0.79	$0.50

Weighted average shares outstanding:
Basic	18,103	17,976	18,054	17,950
Diluted	18,503	18,146	18,367	18,140

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands of dollars)	June 30, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$20,318	$20,949
Marketable securities	21,415	17,242
Receivables, net	33,759	28,124
Inventories	38,082	33,727
Prepaid expenses	2,106	2,126
Deferred income taxes	11,959	8,895
Total current assets	127,639	111,063

Marketable securities	23,743	18,711
Property, plant, and equipment, net	32,631	31,420
Deferred income taxes	15,433	22,333
Intangible assets, net	5,925	5,638
Other assets	812	1,017
Total assets	$206,183	$190,182

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$13,987	$13,510
Accrued expenses	29,734	32,664
Income taxes payable	2,004	1,510
Total current liabilities	45,725	47,684

Other long-term liabilities	101	96
Minority interest	1,419	1,249
Stockholders' equity	158,938	141,153
Total liabilities and stockholders' equity	$206,183	$190,182